Table of Contents

Banco Bradesco S.A
Exhibit 7.1

			December 31,

	2006		2007		2008
	Preferred	Common	Preferred	Common	Preferred	Common

Dividend per share

Actual dividends declared
(in millions of reais)	R$ 1,132	R$ 1,028	R$ 1,479	R$ 1,344	R$ 1,349	R$ 1,227

Weigthed average number of
shares outstanding	1,472,508,873	1,470,575,223	1,505,136,649	1,504,008,900	1,531,430,349	1,531,358,621

Dividend per share	R$0.77	R$0.70	R$0.98	R$0.89	R$0.88	R$0.80